EXHIBIT 10.2
ADAMS RESPIRATORY THERAPEUTICS, INC.
SEVERANCE PAY PLAN
Effective July 1, 2007

TABLE OF CONTENTS

INTRODUCTION & BACKGROUND	1
ARTICLE I DEFINITIONS	1
ARTICLE II BENEFITS	4
2.01 Severance Benefits	4
2.02 Eligibility	7
2.03 Manner and Form of Payment	8
2.04 Timing of Payment	8
2.05 Reemployment	9
2.06 Impact on Other Benefits	10
2.07 Conditions on Payment of Benefits	10
2.08 Offset For Other Severance Benefits	10
2.09 Maximum Benefits	11
ARTICLE III CLAIMS PROCEDURE	11
3.01 Right to File a Claim	11
3.02 Denial of a Claim	11
3.03 Claim Review Procedure	12
3.04 Requirement to Follow Claims Procedure	12
ARTICLE IV ADMINISTRATION	12
4.01 Named Fiduciary	12
4.02 The Committee	13
4.03 Standard of Fiduciary Duty	14
4.04 Compensation and Expenses of Committee	14
4.05 Records	14
4.06 Consistency of Determination	15
4.07 Indemnification of Committee	15
4.08 No Action with Respect to Own Benefit	15
ARTICLE V AMENDMENT AND TERMINATION	15
ARTICLE VI MISCELLANEOUS	16
6.01 Right to Assets	16
6.02 No Inducement, Contract or Guarantee of Employment	16
6.03 Spendthrift	16
6.04 Conclusiveness of Records	16
6.05 Adoption by Affiliate	17
6.06 Payment of Expenses	17
6.07 Governing Law	17
6.08 Right to Require Information and Reliance Thereon	17
6.09 Construction	17
6.10 Special Rules under Section 409A	18
ADOPTION OF PLAN	18
APPENDIX A SEPARATION AGREEMENT AND GENERAL RELEASE	A-1

ADAMS RESPIRATORY THERAPEUTICS, INC.
SEVERANCE PAY PLAN
INTRODUCTION & BACKGROUND
     Adams Respiratory Therapeutics, Inc. (the “Company”) established this Adams Respiratory Therapeutics, Inc. Severance Pay Plan (the “Plan”) in order to provide transitional income to certain employees who are involuntarily terminated under certain conditions. The Plan supersedes all prior written or unwritten severance pay plans, notice pay plans, practices or programs offered or established by the Company or any other Participating Employer except for individual employment contracts, change in control agreements or other similar arrangements providing severance pay or similar benefits. The Plan is intended to be a “welfare plan,” but not a “pension plan,” as defined in ERISA Sections 3(1) and 3(2), respectively, and the Company intends that the Plan comply with all applicable provisions of ERISA.
ARTICLE I
DEFINITIONS
For purposes of the Plan, the following terms shall have the meaning set forth below unless a different meaning is plainly required by the context.
Affiliate means any entity which is a member of a group which includes the Company and is defined in Code §414(b) or (c).
Code means the Internal Revenue Code of 1986, as amended from time to time.
Committee means the group of persons responsible for Plan administration. See Section 4.02. This term is interchangeable with “Plan Administrator.”
Company means Adams Respiratory Therapeutics, Inc., a Delaware corporation.
Compensation Committee means the Compensation Committee of the Board of Directors of the Company.
Effective Date means July 1, 2007.
Eligible Employee means an Employee who is a full-time employee (as classified by the Company or a Participating Employer under its standard personnel practices) of a Participating Employer. Notwithstanding the foregoing, the following Employees shall not be Eligible Employees: (i) leased employees who, pursuant to an agreement between a Participating Employer and any other person or leasing organization, has performed services for the Participating Employer (or for the Participating Employer and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of the Participating Employer, (ii) individuals classified by a Participating Employer as temporary employees or casual employees, (iii) individuals classified by a Participating Employer as independent contractors (including those who are at any time reclassified as employees by the Internal Revenue Service or a court of competent jurisdiction), (iv) individuals whose terms and conditions of employment are governed by a collective bargaining agreement, unless such collective bargaining agreement expressly provides that benefits are provided under this Plan and the applicable collective bargaining agreement is in effect at the time an Employee otherwise becomes eligible under this Plan, (v) employees of any joint venture (regardless of legal characterization and as determined in the exclusive discretion of the Plan Administrator), (vi) employees employed by any entity which is not designated as a Participating Employer, and (vii) any other employee or person designed by the Committee as not being eligible to participate.
Employee means any person who is within the meaning of “employee” for federal tax withholding purposes and who is receiving compensation for services rendered to a Participating Employer. The following individuals shall not be considered Employees hereunder:
     (a) Any person serving as a corporate director only; or
     (b) Any person who is an independent contractor and/or for whom the Participating Employer is not required to make Social Security contributions. This also includes any person who the Participating Employer classifies as an independent contractor with the person’s consent and who later becomes classified as an Employee. Any person who pays or agrees to pay self-employment tax in lieu of withholding shall be deemed to have consented to his or her designation as an independent contractor. If an independent contractor subsequently becomes classified as an Employee, such person will be designated an Employee for purposes of this Plan prospectively from the date such classification is changed and agreed upon by the Participating Employer rather than from the effective date of such change. Such person shall not be designated an Eligible Employee unless otherwise determined by the Participating Employer.
ERISA means the Employee Retirement Income Security Act of 1974, as amended, including any regulations issued thereunder.
Fiduciary means a fiduciary, as defined in ERISA section (3)(21)(A).
Job Elimination as a reason for termination of employment includes a reduction in work force, completion of assignment, job restructuring, corporate divestiture, corporate reorganization, or other job elimination or qualifying event, all as determined in the discretion of the Committee.
Misconduct means the following, as determined by the Committee in its sole discretion: (i) the commission of any criminal offense on the job or relating to the ability of the employee to carry out the job, as a representative of the Company or a Participating

Employer, (ii) violation of policies, rules or regulations of the Company or the employee’s Participating Employer, (iii) dishonesty, including theft or misappropriation of the property of an employee or of the Company or a Participating Employer, (iv) falsification of personnel or other records, (v) misuse or unauthorized removal from the Company’s or a Participating Employer’s premises or property of any records of information, (vi) bribery, (vii) unlawful manufacture, distribution, dispensing, possession or use of a controlled substance or alcoholic beverage in the work place, (viii) impairment on the job or on the Company’s or a Participating Employer’s premises from the use of a controlled substance or alcoholic beverages, (ix) fighting on the Company’s or a Participating Employer’s premises or while working off premises, (x) insubordination, (xi) defacing or damaging property or equipment of the Company or a Participating Employer, or (xii) any other misconduct adversely affecting or detrimental to the Company’s or a Participating Employer’s operation or reputation. Misconduct does not mean mere failure by an Employee, after best efforts, to meet performance expectations.
Notice means the date the Company or a Participating Employer notifies the Eligible Employee that his or her employment with the Participating Employer will be involuntarily terminated either immediately or effective as of a future date.
Pay means the Eligible Employee’s regular base straight-time compensation (but excluding overtime, bonuses or other compensation not considered to be base straight-time compensation by the Committee in its full discretion) in effect as of the date the Eligible Employee receives Notice, unless the Participating Employer determines otherwise.
Participating Employer means the Company and any other entity related to the Company who is deemed by the Compensation Committee, in its exclusive discretion, as able to offer the benefits of this Plan to any one or more of its Employees. Until otherwise designated by the Compensation Committee, the following subsidiaries of the Company are approved as Participating Employers: Adams Respiratory Products, Inc. and Adams Respiratory Operations, Inc.
Plan means the Adams Respiratory Therapeutics, Inc. Severance Pay Plan, as amended from time to time.
Plan Year means the calendar year.
Separation Agreement means an agreement between an Eligible Employee and a Participating Employer (in substantially the form attached hereto as Appendix A, or any other form specified by the Participating Employer, as such form may be determined from time to time and at the Participating Employer’s full discretion) that includes a waiver of all claims the Eligible Employee might have against the Company, a Participating Employer, the Plan Administrator, and any other parties designated in the Separation Agreement, and certain restrictive covenants relating to the Participant’s post-termination activities. Signing of this Separation Agreement is a condition of the Eligible

Employee’s receipt of benefits under this Plan.
Separation Date means the date that an Eligible Employee’s employment with the Company or a Participating Employer terminates as determined in accordance with the Participating Employer’s personnel records.
Severance Benefits means that payment and benefits, if any, calculated under Article II of this Plan which are payable to an Eligible Employee in accordance with the terms and conditions of this Plan.
Severance Pay means the payments, if any, calculated under Section 2.01 of this Plan which are payable to an Eligible Employee in accordance with the terms and conditions of this Plan.
Specified Employee has the meaning given such term in Section 409A of the Code and the final regulations thereunder, provided, however, that, as permitted in such regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors of the Company, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
Target Annual Bonus means, with respect to a Participant, the Participant’s target bonus opportunity under the annual bonus plan applicable to the Participant for the year in which the Participant’s Separation Date occurs, or if no target bonus opportunity has been established for the year in which the Participant’s Separation Date occurs, the year immediately preceding, but in no event greater than one times the Participant’s base salary.
Years of Service means continuous years of employment from last date of hire. Only Years of Service as a full-time Employee shall be counted. Years of Service shall mean full years only, with no credit for partial years.
ARTICLE II
BENEFITS
2.01 Severance Benefits.
     (a) Upon termination of employment, an Eligible Employee who signs and does not revoke his or her signature on a Separation Agreement shall be eligible to receive those benefits determined under this Section 2.01. Any decision, award, action or determination made by the Committee as to amount of benefit shall be made in its sole discretion, although the Committee may, if it chooses, delegate determination of benefits to any other person or party. Although the Committee may, for its own convenience, draft or create award matrices or other standard award practices, such matrices and practices shall not be binding on the Committee. Past awards or determinations shall in no way be determinative of future awards.
     (b) Subject to the provisions of 2.01(a), Severance Pay for Eligible Employees is determined in accordance with the following schedule based on an Eligible Employee’s Years of Service. Determination of employment status (for example, full-time or part-time) shall be made in the full discretion of the Committee. For purposes of this Section 2.01(b), a “Week” shall be measured as 40 hours, regardless of the number of hours actually worked by the Eligible Employee in the typical workweek.
Involuntary Termination due to Job Elimination

		Severance Pay (Weeks of Pay per Year of Service)
Position	Severance Formula	1 Year	2 Years	3 Years	4 Years	5 Years	Etc.
Section 16 Officer	52 weeks Pay (26 weeks Pay if less than 6 months after hire)	52	52	52	52	52	52

Senior Vice President or Vice President	26 weeks Pay (13 weeks Pay if less than 6 months after hire)	26	26	26	26	26	26

Executive Director or Director	2 weeks Pay per Year of Service (minimum of 8 weeks, maximum of 26 weeks)	8	8	8	8	10	+2; max of 26

Manager or other Exempt Employee	2 weeks Pay per Year of Service (minimum of 4 weeks, maximum of 26 weeks)	4	4	6	8	10	+2; max of 26

Non-exempt Employee	1 week Pay per Year of Service (minimum of 2 weeks, maximum of 13 weeks)	2	2	3	4	5	+1; max of 13

Involuntary Termination other than due to Job Elimination

		Severance Pay (Weeks of Pay per Year of Service)
Position	Severance Formula	1 Year	2 Years	3 Years	4 Years	5 Years	Etc.
Section 16 Officer	26 weeks Pay (13 weeks Pay if less than 6 months after hire)	26	26	26	26	26	26

Senior Vice President or Vice President	13 weeks Pay (7 weeks Pay if less than 6 months after hire)	13	13	13	13	13	13

Executive Director or Director	1 week Pay per Year of Service (minimum of 4 weeks, maximum of 13 weeks)	4	4	4	4	5	+1; max of 13

Manager or other Exempt Employee	1 week Pay per Year of Service (minimum of 2 weeks, maximum of 13 weeks)	2	2	3	4	5	+1; max of 13

Non-exempt Employee	1 week Pay per Year of Service (minimum of 1 week, maximum of 7 weeks)	1	2	3	4	5	+1; max of 7
     (c) Accrued Vacation. Subject to the provisions of 2.01(a), a Participant shall be entitled to payment for any accrued vacation as of the Separation Date.
     (d) Prorated Annual Bonus. Subject to the provisions of 2.01(a), a Participant who is involuntarily terminated by reason of a Job Elimination (but not otherwise) shall be entitled to a prorated annual bonus for which the Participant would have been eligible under the annual bonus plan applicable to the Participant (the “Incentive Plan”) but for the Participant’s termination of employment with a Participating Employer (a “Pro Rata Bonus”), calculated as follows: (i) if the Separation Date occurs during the first six months of a Plan Year, the bonus payment shall equal the Participant’s Target Annual Bonus under the Incentive Plan multiplied by a fraction (the “Prorating Factor”), the numerator of which is the number of days in the Plan Year through the Separation Date and the denominator of which is 365, or (ii) if the Separation Date occurs during the last six months of a Plan Year, the bonus payment shall equal the annual bonus the Participant would have received under the Incentive Plan for the year based on actual performance through the end of the Plan Year, multiplied by the Prorating Factor.
     (e) Medical Benefits. Subject to the provisions of 2.01(a), if the Participant elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits under Section 4980B of the Code (COBRA), then for the same number of weeks following a termination of employment for which a Participant is entitled to Severance Pay pursuant to Section 2.01(b) but not to exceed the period that the

Participant is entitled to such coverage under COBRA (the “Coverage Period”), the Participating Employer shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that the Participant would have had to pay for such coverage if he or she had remained employed during the Coverage Period and paid the active employee rate for such coverage, provided, however, that if the Participant becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Participant’s spouse), the Participating Employer’s obligation to pay the cost of health coverage as described herein shall cease, except as otherwise provided by law, and provided, further, that the cost so paid on behalf of the Participant by the Participating Employer will be deemed taxable income to the Participant to the extent required by law.
     (f) Outplacement Services. Subject to the provisions of 2.01(a), for Participants at the level of Manager of above, the Participating Employer shall provide outplacement services though one or more outplacement organizations approved by the Committee. The level and type of outplacement services that each Participant is eligible to receive shall be determined in the sole discretion of the Committee on a case by case basis and the Committee is not bound by prior determinations.
2.02 Eligibility.
     (a) Eligible Employees will be eligible to receive Severance Benefits under this Plan if all of the following are satisfied: (i) the Eligible Employee is employed by a Participating Employer at the time that the Eligible Employee’s employment is involuntarily terminated; (ii) the Committee determines that the Eligible Employee is eligible for Severance Benefits; (iii) the Eligible Employee signs and delivers to the Company or his or her Participating Employer a Separation Agreement, and allows any permitted or required revocation period to expire without revoking or causing his or her Separation Agreement to be revoked; and (iv) none of the restrictions listed under subsection (b) applies.
     (b) An Eligible Employee will not have a qualifying termination of employment, and will not be approved for payment of benefits, if the Eligible Employee:
     (i) Voluntarily terminates employment with the Company or a Participating Employer, even if such voluntary termination is in anticipation of involuntary termination;
     (ii) Is involuntarily terminated, and is offered substantially similar employment (as determined in the discretion of the Committee) with the Company, a Participating Employer, or one of either of their affiliates, whether or not the Eligible Employee accepts such substantially similar employment;
     (iii) Is involuntarily terminated in connection with the sale or transfer of any portion of the Company’s or a Participating Employer’s business or assets, and is offered reasonably comparable (as determined in the discretion of the

Committee, without needing to be identical) employment with the buyer or transferee of such business or assets, whether or not such offered employment is accepted by the Eligible Employee;
     (iv) Is transferred or reassigned by the Company or a Participating Employer to a position of substantially similar employment (as determined in the discretion of the Committee); or
     (v) The Company or Participating Employer terminates the Eligible Employee’s employment for Misconduct or otherwise “for cause.” For purposes of this Plan, “for cause” means as described in the company’s policies and procedures (Administrative Bulletins) regarding classification of terminations.
2.03 Manner and Form of Payment.
     Unless another method is chosen by the Plan Administrator, all benefits payable under this Plan shall be paid to Participants in accordance with the Company’s normal payroll practices. However, certain situations may impact the form or manner of payment, including:
     (a) Payment Upon Death of Eligible Employee. If an Eligible Employee dies after his or her Notice, but prior to being paid benefits awarded under this Plan, such benefits shall be paid to the Eligible Employee’s estate, unless directed by the Eligible Employee in writing to pay such benefits in a different manner.
     (b) Withholding. Any payment of benefits to an Eligible Employee shall be subject to withholding for state, local and federal income taxes and Social Security taxes.
     (c) Reductions. Amounts payable as benefits under the Plan shall be reduced by any amounts (1) owed by the Eligible Employee to his or her Participating Employer; and/or (2) paid to the Eligible Employee due to a plant closing or mass layoff under the Worker Adjustment and Retraining Notification (“WARN”) Act, as amended, or any state or local law. Benefits payable under this Plan shall not be reduced by amounts received under any salary continuation plan or short-term disability plan.
     In addition, any severance benefit amount to which any Participant may otherwise be entitled under the Plan shall be reduced by the amount of any salary, wages or other compensation (as determined by the Committee) such Participant receives from a Participating Employer with respect to any period of paid leave of absence of such Participant that immediately precedes any permanent termination of the Participant’s employment with a Participating Employer.
2.04 Timing of Payment.
     Except as provided in this paragraph, payment of benefits under this Plan shall commence as soon as administratively feasible after the Eligible Employee’s Separation

Date, and the expiration of any applicable revocation period for the release of claims in the Separation Agreement; provided that the conditions listed in Section 2.07 are met. Payment of Pro Rata Bonus under Section 2.01(d) will be paid at the same time as annual bonuses are paid to active employees with respect to the year in which the Participant’s Separation Date occurred, but not beyond the period ending on the later of (i) March 15 of the first calendar year beginning after the Separation Date, or (ii) the 15th day of the third month following the end of the Company’s fiscal year in which the Separation Date occurred. For example, assuming the Company’s fiscal year ends on June 30:
•	if the Separation Date occurred between July 1, 2007 and December 31, 2007, the payment must be made no later than September 15, 2008, and

•	if the Separation Date occurred between January 1, 2008 and June 30, 2008, the payment must be made no later than March 15, 2009.
     Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan to a Participant who is a Specified Employee as of his or her “separation from service” within the meaning of Code Section 409A, then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
          (a) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service within the meaning of Code Section 409A; and
          (b) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service within the meaning of Code Section 409A, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.
2.05 Reemployment.
     Notwithstanding any other provision of this Plan to the contrary, a Participant who is re-employed by a Participating Employer (a) prior to his or her receipt of benefits under this Plan, or (b) while he or she is currently receiving payments or benefits under this Plan, shall not be entitled to any further benefits under the Plan after the date of re-employment and all benefit payments under the Plan will end immediately upon the

Participant’s re-employment date.
2.06 Impact on Other Benefits.
     As of an Eligible Employee’s Separation Date, the Eligible Employee’s active participation in any employee benefit plan, program or policy sponsored or subsidized by a Participating Employer shall cease unless otherwise continued pursuant to the terms of such plan, program or policy.
2.07 Conditions on Payment of Benefits.
     Payment of benefits under this Plan shall be subject to and conditioned upon the Eligible Employee’s compliance with each of the following requirements:
     (a) The Eligible Employee must return his or her employer’s property on or before his or her last day worked;
     (b) The Eligible Employee must continue to work in a satisfactory manner during any notice period through the Separation Date or, if the Eligible Employee is released from performing job-related duties earlier by his or her manager, through his or her last day worked;
     (c) The Eligible Employee must cooperate in transitioning all of the Eligible Employee’s work in consultation with his or her manager or other designated official; and
     (d) The Eligible Employee must refrain from taking any action that would violate the terms and conditions of the Separation Agreement.
2.08 Offset For Other Severance Benefits.
     To the extent permitted by law, benefits hereunder shall be reduced by any severance pay or similar payments required under federal, state, local or foreign law (each individually and collectively a “Local Law”), to which an Eligible Employee is, or in the future becomes, entitled (other than government paid unemployment benefits). In the event that the Eligible Employee has already received partial payment hereunder, and is subsequently entitled to any severance or similar payment under any Local Law, the amount subsequently paid under this Plan shall be reduced by the amount of such payment under such Local Law. Furthermore, to the extent an Employee receives severance or other termination payments, or benefits from a Participating Employer pursuant to an individually negotiated employment or severance agreement, resolution of litigation, offer letter, or any other similar individual arrangement (“Individual Arrangement”), unless the Committee provides otherwise, any payments and/or benefits otherwise payable to the Employee under this Plan shall be reduced by the amount of any such payments or benefits provided to the Employee under such Individual Arrangement.

2.09 Maximum Benefits.
     Notwithstanding anything to the contrary herein, in order to assure that the Plan is not a “pension plan” for purposes of ERISA, in no event shall the benefit available to a Participant under Article II exceed two times such Participant’s annual compensation from the Participating Employer for the preceding year (annualized in the case of a partial year of service during such preceding year), nor shall payment extend beyond 24 months after the Participant’s Separation Date. For purposes of this Section 2.09, annual compensation shall mean straight time pay plus the Participant’s target annual bonus as of the Separation Date. When necessary, the Committee shall reduce the severance benefits to comply with this Section 2.09.
ARTICLE III
CLAIMS PROCEDURE
3.01 Right to File a Claim.
     Any former Eligible Employee who believes that he or she is entitled to a benefit hereunder which has not been received or which is different than that which has been officially communicated to the former Eligible Employee may file a claim in writing with the most senior official responsible for human resource matters at his or her former Participating Employer (the “Human Resources Manager”). Failure to submit such claim within 180 days of the Eligible Employee’s Separation Date will result in the denial of the claim, and may result in disqualification for payment of benefits under the Plan. Employees who do not receive official communication of eligibility (and a release) in connection with their termination shall be considered to have had their claim hereunder denied.
3.02 Denial of a Claim.
     The Human Resources Manager at the former Eligible Employee’s Participating Employer shall make an initial determination of eligibility or shall delegate the responsibility for such initial determination to any other party. Any claimant whose claim to any benefit hereunder has been denied in whole or in part shall normally receive a notice from the Human Resources Manager within 90 days of the date the claim is submitted. If, however, the Human Resources Manager, or his or her delegee, determines that an extension of time is required, the claimant will be notified in writing of the need for the extension within 90 days after receipt of the claim. The extension notice will also include the date by which the Human Resources Manager expects to make the benefit determination. Any notice of the denial of the claim will set forth the specific reasons for such denial, specific references to the Plan provisions on which the denial was based, what information or materials would be required in order to reverse the denial and an explanation of the procedure for review of the denial.

3.03 Claim Review Procedure.
     A claimant may appeal the denial of his or her initial claim to the Plan Administrator by written request for review to be made within 60 days after receiving the initial notice of the denial from the Human Resources Manager of the former Eligible Employee’s Participating Employer. The request for review shall set forth all grounds on which it is based, together with supporting facts and evidence which the claimant deems pertinent, and the Plan Administrator shall give the claimant the opportunity to review relevant Plan documents in preparing the request. The Plan Administrator may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in making its review. The Plan Administrator will provide the claimant a written or electronic notice of the decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days. If the Plan Administrator determines that an extension of time is required, the claimant will be notified in writing of the extension within 60 days after the Plan Administrator’s receipt of the request for review. The extension notice will also include the date by which the Plan Administrator expects to complete the review. The Plan Administrator shall communicate to the claimant in writing its decision, and if the Plan Administrator confirms the denial, in whole or in part, the communication shall set forth the reasons for the decision and specific references to the Plan provisions on which the decision is based. Any suit for benefits must be brought within six months after the date the Plan Administrator (or his or her designee) has made a final denial (or deemed denial) of the claim.
3.04 Requirement to Follow Claims Procedure.
     Utilization of the claims procedures set forth in this Article III is a condition of payment of benefits under the Plan. Failure to follow the claims procedure described in Article III will result in the denial of an Eligible Employee’s claim, and may result in the Eligible Employee’s disqualification for payment of benefits under the Plan.
ARTICLE IV
ADMINISTRATION
4.01 Named Fiduciary.
     The Committee is named as the Fiduciary for operation of the Plan and shall have the authority to control and manage the operation and administration of the Plan. The Committee in the exercise of its authority shall discharge its duties with respect to the Plan in accordance with ERISA and corresponding regulations, as amended from time to time.

4.02 The Committee.
     (a) The Committee shall consist of those certain officers and employees of the Company as appointed by the Company’s president or chief executive officer. All members shall serve as such without compensation. Upon termination of his or her employment with the Company, or upon replacement by the Company’s president or chief executive officer, an individual shall cease to be a member of the Committee. A member may resign at any time by written notice to the Committee.
     (b) The Committee shall have complete control of the administration of the Plan with all powers necessary to enable it to properly carry out the provisions of the Plan. In addition to all implied powers and responsibilities necessary to carry out the objectives of the Plan and to comply with the requirements of ERISA, the Committee shall have the following specific powers and responsibilities, all of which may be exercised or delegated in its sole discretion:
     (i) To construe the Plan and to determine all questions arising in the administration, interpretation and operation of the Plan, including questions of fact;
     (ii) To exercise such powers of amendment and termination as are granted to it pursuant to Article IV of the Plan;
     (iii) To decide all questions of interpretation or of fact relating to the eligibility to participate in the benefits of the Plan;
     (iv) To determine the benefits of the Plan to which any Eligible Employee or former Eligible Employee may be entitled;
     (v) To keep records of all acts and determinations of the Committee, and to keep all such records, books of accounts, data and other documents as may be necessary for the proper administration of the Plan;
     (vi) To prepare and distribute information concerning the Plan as required by applicable law, including, but not limited to, all information which is required to be distributed by ERISA, the regulations thereunder, or by any other applicable law;
     (vii) To file with the Secretary of Labor such reports and additional documents as may be required by ERISA and regulations issued thereunder, including, but not limited to, summary plan description, modifications and changes, annual reports, terminal reports and supplementary reports;
     (viii) To file with the Secretary of the Treasury all reports and information required to be filed by the Internal Revenue Code, ERISA and regulations issued under each;

     (ix) To delegate any duty or administrative function to any third party;
     (x) To appoint Affiliate administrators and to delegate such duties to each Affiliate administrator or person as the Committee deems appropriate;
     (xi) To pay the expenses of administering the Plan or reimburse the Company or other person performing administrative services with respect to the Plan if the Company or such other person directly pays such expenses at the request of the Committee; and
     (xii) To do all things necessary to operate and administer the Plan in accordance with its provisions and in compliance with applicable provisions of federal law.
4.03 Standard of Fiduciary Duty.
     Any Fiduciary, or any person designated by a Fiduciary to carry out Fiduciary responsibilities with respect to the Plan, shall discharge his duties solely in the interests of the Eligible Employees and beneficiaries for the exclusive purpose of providing them with benefits and defraying the reasonable expenses of administering the Plan. Any Fiduciary shall discharge his duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matter would use in the conduct of an enterprise of a like character and with like aims. Any Fiduciary shall discharge his duties in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of ERISA. Notwithstanding any other provisions of the Plan, no Fiduciary shall be authorized to engage in any transaction that is prohibited by Sections 408 and 2003(a) of ERISA or Code Section 4975 in the performance of its duties hereunder.
4.04 Compensation and Expenses of Committee.
     The members of the Committee shall receive no compensation for its duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses. Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid by Company.
4.05 Records.
     The Committee shall keep or cause to be kept books and records with respect to the operations and administration of this Plan.

4.06 Consistency of Determination.
     In rendering its determination on any matter within its discretion under any section of this Plan, the Committee shall not be bound by past interpretations and is not required to be consistent regarding its determinations.
4.07 Indemnification of Committee.
     To the extent permitted under ERISA, the Plan shall indemnify the Committee and its members against any cost or liability that it or its members may incur in the course of administering the Plan and executing the duties assigned pursuant to the Plan. The Company shall indemnify the Committee and its members against any personal liability or cost not provided for in the preceding sentence which it or its members may incur as a result of any act or omission in relation to the Plan or its Eligible Employees. The Company may purchase fiduciary liability insurance to insure its obligation under this Section.
4.08 No Action with Respect to Own Benefit.
     No member of the Committee shall take part in any discretionary action in connection with his participation as an Eligible Employee under the Plan. All such action shall be taken by the remaining Committee members, if any, or otherwise by the Company through the Company’s president or chief executive officer.
ARTICLE V
AMENDMENT AND TERMINATION
     The Company’s Board of Directors or the Compensation Committee shall be authorized to adopt or terminate the Plan on behalf of the Company, and to approve and execute any amendment or amendments to the Plan required by law or which are otherwise deemed advisable. Notwithstanding the above language or any other limitation in this Plan, the Committee may modify, on a retroactive or prospective basis, any provision of the Plan, or any Appendix to the Plan, without the consent of the Board of Directors or the Compensation Committee, unless such amendment would significantly increase or decrease the liabilities of the Plan. The Committee may make such modifications without need of a formal amendment or formal resolution by substituting a revised Appendix in place of a former Appendix.
     The Company has the exclusive authority to amend the Plan and no Affiliate shall have any right to amend the Plan. Any amendment to the Plan by the Company shall be binding upon every Participating Employer without further action by such Participating Employer. No Participating Employer other than the Company shall have the right to terminate the Plan. Upon termination or discontinuance of the Plan, all payments with respect to benefits shall be made only with respect to claims incurred on or prior to the date of the Plan’s termination.
     The Committee also may amend the Summary Plan Description at any time by preparation and publication of a revised SPD (or SMM). Any amendment will apply to those currently receiving benefits as well as future benefit recipients.
     Nothing in this Plan, any Summary Plan Description issued in connection with this Plan, or any other document describing, interpreting or relating to the Plan shall be construed to provide vested, nonforfeitable, nonterminable, or nonchangeable benefits or rights thereto. No communication, written or oral may modify, supersede, or void the written terms of the Plan unless such communication constitutes a valid amendment of the Plan executed by a person or persons granted authority hereunder to do so.
ARTICLE VI
MISCELLANEOUS
6.01 Right to Assets.
     Neither the establishment of the Plan, creation of any fund or account, nor the payment of Severance Benefits under the Plan shall be construed as giving any legal or equitable right to any Eligible Employee, former Eligible Employee or other person against the Company, any Participating Employer or their officers or employees except as expressly provided herein, and all rights under any Plan shall be satisfied, if at all, only out of the general assets of the Company.
6.02 No Inducement, Contract or Guarantee of Employment.
     The Plan does not constitute inducement or consideration for the employment of any Eligible Employee, nor is it a contract between any Participating Employer and Eligible Employee. Participation in the Plan shall not give any Eligible Employee any right to continued employment with any Participating Employer, and each Participating Employer retains the right to hire and discharge any Eligible Employee at any time, with or without cause, as if the Plan had never been adopted.
6.03 Spendthrift.
     Except as permitted by law and this section, no assignment of any rights or benefits arising under the Plan shall be permitted or recognized. No rights or benefits are subject to attachment or other legal or equitable process or subject to the jurisdiction of any bankruptcy court. If any Eligible Employee is adjudicated bankrupt or attempts to assign any benefits, then in the Company’s discretion, those benefits may cease. If that happens, the Committee may apply those benefits for that Eligible Employee or his or her dependents as the Committee sees fit. Neither the Company nor any Participating Employer shall be liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Plan.
6.04 Conclusiveness of Records.
     The Plan Administrator shall be permitted to rely on the records of the Company or any Participating Employers with respect to age, service, employment history, employment termination, compensation, absences, illnesses and all other relevant matters, without further investigation. Such records shall be presumed correct and conclusive for purposes of the Plan Administrator’s duties in administration of, and the resolution of claims arising under, the Plan.
6.05 Adoption by Affiliate.
     Upon adoption of this Plan by the Company and thereafter, Affiliates designated as Participating Employers by the Company, either formally or informally, will automatically become Participating Employers for purposes of this Plan without any further action on their part.
6.06 Payment of Expenses.
     The Company and, to the extent deemed appropriate by the Committee, the Participating Employers shall pay all the expenses of administration of the Plan and the expenses of the Committee, and any other expenses incurred at the direction of the Committee.
     6.07 Governing Law.
     The Plan shall be governed, construed, administered and regulated in all respects under the laws of the State of Delaware, to the extent not preempted by ERISA.
6.08 Right to Require Information and Reliance Thereon.
     As a condition precedent to the receipt of benefits under this Plan, the Committee and Participating Employers may each require Eligible Employees to provide them and their agents with such information, in writing, and in such form as they deem necessary. In addition, the Committee and each Participating Employer may rely on such information supplied by Eligible Employees without need of further investigation for the purpose of carrying out their duties or any other function under the Plan. Any payment to an Eligible Employee in accordance with the provisions of the Plan in good faith reliance upon any written information provided by the Eligible Employee shall be in full satisfaction of all claims by the Eligible Employee, his heirs, estate or any other interested party.
6.09 Construction.
     One gender includes the other, and the singular and plural include each other when the meaning would be appropriate. The Plan’s headings and subheadings have been inserted for convenience of reference only and must be ignored in any construction of the provisions. If a provision of this Plan is illegal or invalid, that illegality or invalidity does not affect other provisions. Any term with an initial capital not expected by capitalization rules is a defined term according to Article I. This Plan shall be construed according to the applicable provisions of ERISA and any regulations promulgated thereunder.
6.10 Special Rules under Section 409A.
     Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan by reason of a Eligible Employee’s termination of employment, such amount or benefit will not be payable or distributable to the Eligible Employee unless: (i) such termination of employment meets the description or definition of “separation from service” in Section 409A of the Code and applicable regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.
ADOPTION OF PLAN
     As evidence of the adoption of the Adams Respiratory Therapeutics, Inc. Severance Pay Plan, this document is signed by its duly authorized officer, and effective as of July 1, 2007.

ADAMS RESPIRATORY THERAPEUTICS, INC.
Date: __________________, 2007	By:
Name:
Title:

APPENDIX A
(for employees other than in a Reduction in Force
NOT FOR USE IN A REDUCTION IN FORCE)
SEPARATION AGREEMENT AND GENERAL RELEASE
______________________ (Date Given to Employee)
This Separation Agreement and General Release (this “Agreement”) is entered into by and between Adams Respiratory Therapeutics, Inc. (the “Company”) and the undersigned employee (“Employee”).
Notice to Employee:
Under the Adams Respiratory Therapeutics, Inc. Severance Pay Plan you are eligible to receive severance pay if you agree to waive all your potential claims against the Company and agree to the other terms in this Separation Agreement. This means that you cannot sue or pursue any other claim against the Company if you sign this release. PLEASE READ THIS DOCUMENT CAREFULLY BEFORE YOU SIGN IT. ALSO, PLEASE FEEL FREE TO CONSULT AN ATTORNEY OR OTHER REPRESENTATIVE BEFORE SIGNING THIS DOCUMENT. YOU HAVE TWENTY-ONE (21) DAYS TO THINK ABOUT IT AND CONSULT WHOMEVER YOU WISH.
For purposes of this Agreement, the term “Company” means Adams Respiratory Therapeutics, Inc., its subsidiaries and affiliates, all of its officers, directors, employees, attorneys and agents (including your supervisor). This means that, if you sign this Agreement, you cannot sue the Company or any of its employees or agents.
1.	You are entitled to receive severance pay and benefits under the Severance Pay Plan. See the Summary Plan Description for details.
2.	IF YOU SIGN THIS AGREEMENT, YOU ARE PERMANENTLY WAIVING (GIVING UP) YOUR RIGHT TO SUE THE COMPANY FOR ANY REASON. YOUR WAIVER WILL INCLUDE ANY RIGHTS YOU HAVE TO SUE THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, STATE WRONGFUL TERMINATION LAWS, AND ALL OTHER LAWS AND REGULATIONS UNDER WHICH YOU MIGHT BE ABLE TO ASSERT ANY CLAIM AGAINST THE COMPANY.
3.	You will be waiving all claims which have arisen or may arise in the future, whether known or unknown, that are based on acts or events that have occurred up until the date of signing of this Agreement.

4.	Because this waiver involves your legal rights, you should consider talking with an attorney before signing this Agreement. You have twenty-one (21) days from the date listed at the top of this page to make your decision. If you have not signed this Agreement by the end of the twenty-first day after the date listed above, you will be ineligible to receive any severance pay.
5.	In addition, you will have seven (7) days from the date you sign this Agreement to revoke it. This means that if you change your mind for any reason after signing the Agreement, you can revoke it if you notify the Company within seven (7) days. You must notify the Company in writing and the notice must be received by the Company within seven (7) days of the date you sign this Agreement. You will receive your severance pay under this Agreement on the eighth (8th) day after you sign the Agreement. Any revocation of this Agreement must be made in writing and delivered within the seven-day revocation period to: Director of Human Resources, Adams Respiratory Therapeutics, Inc., 4 Mill Ridge Lane, Mill Ridge Farm, Chester, NJ 07930.
Part I Release of Claims.
In consideration of the severance pay from the Company set forth above, the receipt and sufficiency of which are hereby acknowledged, the undersigned Employee hereby releases and forever discharges the Company and all of its affiliates, agents and representatives, from any and all claims and causes of action (including but not limited to costs and attorney’s fees), of whatever kind or nature, under any federal, state or local statute, ordinance or under the common law, including, but not limited to the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. § 201 et seq., and the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., that Employee has now or may have in the future, whether known or unknown, which are based on acts or facts arising or occurring prior to the date of this Agreement.
Part II Restrictions on Employee’s Conduct.
          (a) General. Employee and the Company understand and agree that the purpose of the provisions of this Part II is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Employee’s right to work or earn a living. Employee hereby acknowledges and agrees (i) that Employee has received good and valuable consideration for the post-employment restrictions set forth in this Part II in the form of the compensation and benefits provided for in the Severance Pay Plan, and (ii) that the post-employment restrictions set forth in this Part II are reasonable and that they do not, and will not, unduly impair Employee’s ability to earn a living.

          (b) Definitions. The following capitalized terms used in this Part II shall have the following meanings:
          “Competitive Position” means any employment or consulting arrangement with a Competitor in which Employee has duties for such Competitor that involve Competitive Services and that are the same or substantially similar to those services actually performed by Employee for the Company;
          “Competitive Services” means the research and development, or manufacture, of respiratory pharmaceuticals.
          “Competitor” means any Person engaged, wholly or in part, in Competitive Services.
          “Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, including but not limited to trade secrets. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or “trade secrets” or any equivalent term under state or federal law.
          “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
          “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
          “Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the 12 months prior to the Separation Date.
          “Protected Employees” means employees of the Company who were employed by the Company or its affiliates at any time within six months prior to the Separation Date, other than those who were discharged by the Company or such affiliated employer without cause.
          “Restricted Period” means the number of weeks after the Separation Date for which Employee is entitled to Severance Pay under the Severance Pay Plan.
          “Restricted Territory” means the State in which Employee’s principal place of work for the Company was located as of the Separation Date.
          “Restrictive Covenants” means the restrictive covenants contained in Part II of this Agreement.
          “Separation Date” means the date of Employee’s termination of employment from the Company or it affiliates.
          “Severance Pay Plan” means the Adams Respiratory Therapeutics, Inc. Severance Pay Plan, as amended from time to time.
          (c) Restrictive Covenants.
               (i) Restriction on Disclosure and Use of Confidential Information. Employee understands and agrees that the Confidential Information constitute valuable assets of the Company and its affiliated entities, and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that Employee shall not directly or indirectly, for himself or for others, without the prior written consent of the Company reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information. This covenant is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. However, Employee is not restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process.
               (ii) Nondisparagment. Employee hereby agrees that he shall not disparage, criticize or otherwise publish or communicate any statements or opinions that are derogatory to or could otherwise harm the business or reputation of the Company. However, Employee is not restricted from making any factual statement that is required to be disclosed by law, subpoena, court order or other legal process.
               (iii) Nonsolicitation of Protected Employees. Employee agrees that during the Restricted Period, Employee shall not directly or indirectly on Employee’s own behalf or on behalf of any other Person or otherwise, solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.
               (iv) Restriction on Relationships with Protected Customers. Employee hereby agrees that, during the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on Employee’s own behalf or on behalf of any other Person or otherwise, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services. However, the prohibition of this covenant shall apply only to Protected Customers with whom Employee had Material Contact on the Company’s behalf during the 12 months immediately preceding the Separation Date, and it does not apply to the conduct of general advertising activities. For purposes of this Agreement, Employee had “Material Contact” with a Protected Customer if (a) Employee had business dealings with the Protected Customer on the Company’s behalf; (b) Employee was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) Employee obtained Confidential Information about the customer as a result of my association with the Company.

               (v) Noncompetition with the Company. Employee hereby agree that, during the Restricted Period, Employee will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor. Employee acknowledge that the Restricted Territory is reasonable.
          (d) Enforcement of Restrictive Covenants.
               (i) Rights and Remedies Upon Breach. In the event Employee breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin Employee, preliminarily and permanently, from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Without limiting the foregoing sentence, in the event Employee breaches any of the provisions of the Restrictive Covenants, (i) Employee shall cease to have any rights to payments and benefits under the Severance Pay Plan, (ii) all payments and benefits thereunder to Employee shall cease, and (iii) Employee shall repay to the Company any payments or benefits under the Severance Pay Plan that had already been provided to Employee prior to such breach, including both cash payments and the value of benefits continuation (calculated as the difference between COBRA benefits cost and the actual amount charged to Employee for such coverage).
               (ii) Severability of Covenants. Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in Part II of this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the provisions of Part II of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
          (e) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws. Employee hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts of the State of New Jersey, which shall have jurisdiction to hear and determine any claim, cause of action or controversy arising from or relating to this Agreement.
(signatures on following page)

SIGNATURE BY EMPLOYEE
I acknowledge that I have been advised to consult with an attorney prior to signing this Agreement. I further acknowledge that the consideration for signing this Agreement is a benefit to which I otherwise would not have been entitled had I not signed this Agreement.
I have read this entire document and I understand and agree to each of its terms. SPECIFICALLY, I AGREE THAT BY SIGNING THIS DOCUMENT, I AM WAIVING MY RIGHTS TO SUE THE COMPANY AS SET FORTH ABOVE IN PARAGRAPHS 2 AND 3. I also understand that this is the entire Agreement between the Company and me regarding severance pay and the termination of my employment and that no other agreements or promises about those matters, written or oral will be enforceable.

(Signature of Employee)	(Date Signed)

(Print Employee Name)	(Witness)
ACCEPTANCE BY THE COMPANY
The Company hereby enters into and accepts this Agreement as set forth above.

ADAMS RESPIRATORY THERAPEUTICS, INC.
By:
Name:
Title: